EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of September 2021, by and between **PCT LTD**, a Nevada corporation ("PCTL"), and **Arthur Abraham** ("Abraham").

WITNESSETH:

WHEREAS, the directors of PCTL are of the opinion that Abraham has education, experience and/or expertise which is of value to PCTL and its stockholders, and

WHEREAS, PCTL and Abraham desire to enter in into this Employment Agreement, pursuant to which Abraham shall be employed by PCTL, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, PCTL and Abraham agree as follows:

1. **EMPLOYMENT.** PCTL hereby agrees to employ Abraham and Abraham hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2. **TERM.** For purposes of this Agreement, "Term" shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then "Tern" shall mean the renewal term period.

   2.1 **Original Term:** The Term of this Agreement shall commence on September 1, 2021, and expire on August 31, 2025, unless sooner terminated pursuant to the terms and provisions herein stated.

   2.2 **Renewal Term(s):** This Agreement shall automatically be extended for additional one (1) year renewal terms unless earlier terminated in accordance with the provisions of Section 6 below. Within 180 days from the end of the original contract either party can notify the other side if they desire to terminate the contract, otherwise the contract automatically renewsas stated above.

3. **COMPENSATION.**

   3.1 **Salary:** PCTL shall pay Abraham a base annual salary of Seventy-Five Thousand Dollars ($75,000) per annum, payable in accordance with PCTL's normal policies but in no event less often than semi-monthly (the "Base Salary"). Effective April 1, 2022, and each April 1st thereafter, Abraham's Base Salary shall be reviewed and adjusted in the discretion of the Board of

Directors of PCTL. The Board of Directors shall have the right to increase the Base Salary more often than annually at its sole discretion.

3.2 **Incentive Compensation for Fiscal Year 2021 and Future Years:** Abraham shall also be eligible for incentive compensation in accordance with Addendum A, Chief Financial Officer Incentive Compensation Plan, attached hereto and made a part hereof by this reference.

3.3 **Equity Incentive Plans:** Abraham shall be eligible to participate in PCTL's equity incentive plans during the term of employment as determined by the Board of Directors.

4. **EMPLOYEE BENEFITS.**

4.1 **General Benefits:** Abraham shall be entitled to receive or participate in all benefit plans and programs of PCTL made available from time to time to executives or senior management of PCTL, including but not limited to, dental and medical insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2 **Business Expense:** Abraham shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities directly by Abraham in performing Abraham's duties and obligations under this Agreement, including those expenses incurred for the use of a company cell phone and home office. PCTL shall pay or reimburse such expenses on at least a monthly basis, upon submission by Abraham of appropriate receipts, vouchers or other documents in accordance with PCTL's policy.

4.3 **Vacation:** Abraham shall be eligible during the Term of this Agreement for up to four (4) weeks vacation per year during which time Abraham's compensation will be paid in full. In an effort to keep Abraham fresh and alert, Abraham should make every effort to use allotted vacation time and there shall be no carry forward of unused days. Abraham may take the vacation periods at any time during the year as long as Abraham schedules time off as to not create hardship on PCTL. In addition, Abraham shall have such other days off, including paid sick leave and paid holidays, in accordance with PCTL's policy.

5. **DUTIES/SERVICE.**

5.1 **Position:** Abraham is employed as Chief Financial Officer and a nominated Member of the Board of Directors and

shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such positions, subject to the direction, supervision and rules and regulations of PCTL.

5.2 **Place of Employment:** The place of Abraham's employment and the performance of Abraham's duties will be at PCTL's corporate headquarters and at Abraham's home office or at such location as agreed upon by PCTL and Abraham.

5.3 **Extent of Services:** Abraham shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of PCTL. The precise services of Abraham may be extended or curtailed, from time to time at the discretion of PCTL, and Abraham agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by PCTL. However, PCTL shall not materially alter Abraham's title, duties, obligations or responsibilities or transfer Abraham outside of the Little River, South Carolina area without Abraham's prior written consent.

5.3.1 Except as otherwise agreed by PCTL and Abraham in writing, it is expressly understood and agreed that Abraham's employment is fulltime and of a critical nature to the success of PCTL and is therefore exclusive; Abraham may not be employed by other entities, except for subsidiaries of PCTL, or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. PCTL acknowledges that Abraham presently, or may in the future, serve on the Board of Directors, provide consulting services for or be an executive officer of other companies and such action shall not be a breach of this section; provided, however, that such companies are: (a) listed on Addendum C, attached hereto; and (b) do not compete with PCTL or interfere with the performance of Abraham's duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.

5.3.2 Additionally, PCTL recognizes that Abraham has, or may have in the future, equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with PCTL in the reasonable judgment of the Board of Directors. PCTL recognizes that such equity positions may occasionally require some limited attention from Abraham during normal business hours. However, Abraham agrees that if such time is considered excessive by the Board of Directors, Abraham shall be so advised and noticed by PCTL and Abraham shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6. **TERMINATION.** The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Abraham's resignation, death or permanent disability or incapacity; or (b) by PCTL at any time for "Cause" (as defined in Section 6.4 below) or without Cause.

6.1 **By Resignation.** If Abraham resigns with "Good Reason" (as defined below) this Agreement shall terminate but Abraham shall be entitled to receive:

(a) a lump sum payment equal to all earned but unpaid Base Salary through the date of termination of employment;

(b) a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target) that Abraham would have earned if he had remained employed through June 30th following the last day of the current fiscal year; and

(c) immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

For purposes of this Agreement, "Good Reason" means any of the following if the same shall occur without Abraham's express written consent:

(i) a material diminution in Abraham's Base Salary;

(ii) a material diminution in Abraham's authority, duties, or responsibilities, including a requirement that Abraham report to a corporate officer or employee instead of reporting directly to the Board of Directors of PCTL;

(iii) a material change in the geographic location at which Abraham must perform the services for which he is employed;

(iv) any other action or inaction that constitutes a material breach by PCTL under this Agreement; or

(v) Abraham resigns within twelve (12) months of a Change of Control (as defined in Section 7).

Abraham shall be required to provide notice to PCTL of the existence of any of the foregoing conditions within 30 days of the initial existence of the condition, upon the notice of which PCTL shall have a period of 30

days during which it may remedy the condition without giving rise to the obligations under this Section 6.1.

If Abraham resigns without Good Reason, Abraham shall be entitled to receive all earned but unpaid Base Salary through the date of tennination of employment.

6.2 **By Reason of Incapacity or Disability:** If Abraham becomes so incapacitated by reason of accident, illness, or other disability that Abraham is unable to carry on substantially all of the normal duties and obligations of Abraham under this Agreement for a continuous period of one-hundred-eighty (180) days (the "Incapacity Period"), this Agreement shall terminate but Abraham shall be entitled to receive:

(a) a lump sum payment equal to all earned but unpaid Base Salary through the date of termination of employment; and

(b) a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target but pro rated based on the number of days worked during the fiscal year) that Abraham would have earned if he had remained employed through June 30th following the last day of the current fiscal year.

For purposes of the foregoing, Abraham's permanent disability or incapacity shall be determined in accordance with the disability insurance policy covering Abraham, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by PCTL's Board of Directors in its good faith judgment based upon Abraham's inability to perform normal and reasonable duties and obligations.

6.3 **By Reason of Death:** If Abraham dies during the Term of this Agreement, PCTL shall pay to Abraham's estate:

(a) a lump sum payment equal to all earned but unpaid Base Salary through the date Abraham's death; and

(b) a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target but pro rated based on the number of days worked during the fiscal year) that Abraham would have earned if he had remained employed through June 30th following the last day of the current fiscal year.

(c) All vested non-exercised stock option grants to be transferred to Abraham's heirs and assignees in accordance with his will.

Other death benefits will be determined in accordance with the terms of PCTL's benefit plans and programs.

6.4 **For Cause.** If the Term of this Agreement is terminated by PCTL for Cause, Abraham shall be entitled to receive all earned but unpaid Base Salary through the date of termination of employment. However, if a dispute arises between PCTL and Abraham that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuantto Section 13.8, PCTL shall have the option to pay Abraham a lump sum payment equal to six (6) months Base Salary (the "Severance Payment") in lieu of any and all other amounts or payments to which Abraham may be entitled relating to his employment with PCTL. Such determination topay the Severance Payment shall be made in the reasonable judgment of the Board of Directors. If PCTL elects to make a payment to Abraham of the Severance Payment, the parties hereto agree that such Severance Payment and the payment provided by Section 6.6 shall be Abraham's complete and exclusive remedy for such a termination for Cause.

For purposes of this Agreement, "Cause" shall mean:

(i) an adjudication of Abraham's fraud, theft or dishonesty with respect to PCTL;

(ii) Abraham's conviction of a felony, a crime involving moral turpitude or other act causing material harm to PCTL's standing and reputation;

(iii) Abraham's continued material failure to perform Abraham's duties to PCTL after thirty (30) days' written notice thereof to Abraham; or

(iv) gross negligence or willful misconduct by Abraham with respect to PCTL.

6.5 **Without Cause.** If PCTL terminates Abraham's employment without Cause, Abraham shall be entitled to receive:

(a) a lump sum payment equal to all arned but unpaid Base Salary through the date of termination of employment,

(b) a lump sum payment equal to the annual incentive amount (assuming achievement at 100% of target) that Abraham would have earned if he had remained employed through June 30th following the last day of the current fiscal year;

(c) immediate vesting of all equity awards (including but not limited to stock options and restricted shares); and

(d) in addition to the above, Abraham shall receive a lump sum payment based upon his employment time as follows:

(i) If without cause termination occurs within the 1st year (September 2021 - August 2022), Abraham will receive 4 times his annual salary in a lump sum within 30 days of the termination date;

(ii) If without cause termination occurs within the 2nd year (September 2022 - August 2023), Abraham will receive 3 times his annual salary in a lump sum within 30 days of the termination date;

(iii) If without cause termination occurs within the 3rd year (September 2023 - August 2024), Abraham will receive 2 times his annual salary in a lump sum within 30 days of the termination date; or

(iv) If without cause termination occurs within the 4th year (September 2024 - August 2025), Abraham will receive 1 times his annual salary in a lump sum within 30 days of the termination date.

6.6 **Effect of Termination on Unused Vacation Time:** Upon the tennination of this Agreement, unless termination is for Cause, Abraham shall also have the right to receive any accrued but unused vacation time for· that current fiscal year, and any benefits vested under the terms of any applicable benefit plans.

6.7 **Time of Payment:** Any amounts payable under this Section 6 shall be paid in a single lump sum within 30 days following Abraham's termination of employment.

6.8 **Release and Waiver.** Notwithstanding the preceding provisions of this Section 6 or any other provision in this Agreement to the contrary, Abraham's entitlement to any post-termination payment under this Agreement shall be subject to and conditioned upon Abraham's execution of a release and waiver of claims on the form reasonably acceptable to PCTL.

7 . **CHANGE OF CONTROL.**

For purposes of this Agreement a "Change of Control" shall mean:

(i) The consummation of .a merger or consolidation of PCTL with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's

securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of PCTL immediately prior to such merger, consolidation or other reorganization;

(ii) the sale, transfer or other disposition of all or substantially all of PCTL's assets; or

(iii) The date that 50% or more of the current members of the Board of Directors as of the date of this Agreement are replaced by directors who are not currently members of the Board of Directors.

A transaction shall not constitute a Change of Control if (i) its purpose is to change the state of PCTL's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held PCTL's securities immediately before such transaction, (ii) create a separate entity for holding certain assets of PCTL, or (iii) if the Change of Control is the result of a bona fide public offering of PCTL's securities or other form of capital raising transaction conducted by PCTL or its assigns within twelve (12) months from thedate of this Agreement.

8. COVENANT TO NOT COMPETE AND NON-SOLICITATION.

8.1 **If Termination is for Cause.** If Abraham is terminated for Cause, Abraham shall not, directly or indirectly, either during the Term or for a period of twenty-four (24) months thereafter, engage in any Competitive Business (as defined below), in the United States; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market or the ownership shall not be deemed engaging any Competitive Business. "Competitive Business" shallmean the disinfecting, cleaning and tracking industries, or any other business activities that are the same as or similar to PCTL's concept as it exists on the Effective Date or on the Termination Date.

8.2 **If Abraham Resigns for "Good Reason" or is Terminated Without Cause.** If Abraham resigns for "Good Reason" or Abraham is terminated without Cause, Abraham shall not be restricted under any non-compete provision of this Agreement other than Section 8.3, which will remain in force for eighteen (18) months.

8.3 **Non-Solicitation; Agreement not to Hire/be Hired.** Abraham understands and appreciates that PCTL invests a tremendous amount of time, energy, resources and expertise in the training and education of its employees to be able to operate its operations. Further, Abraham understands that in the event an employee of PCTL, or any of its operating

subsidiaries, is enticed to leave, then PCTL shall be damaged in an amount the Parties are not capable of calculating at the present time. Tlierefore, Abraham agrees, that during any non-compete period set forth under Section 8.1 above, that he will not offer employment or contractor status to any employee or contractor or affiliated person of PCTL, or accept employment or contractor status from any employee or contractor or affiliated person of PCTL; or its operating subsidiaries, nor to allow any person or entity affiliated with Abraham to offer such employment status with Abraham or any other concern, venture or entity with whom Abraham may be employed by, associated or hold a more than five percent (5%) ownership position in.

9. TRADE SECRETS AND CONFIDENTIALITY:

9.1 **Nondisclosure.** Without the prior written consent of PCTL, Abraham shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Abraham's own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the "Confidential Information") of PCTL and/or its Affiliates, as hereinafter defined, it being the intent of PCTL, with which intent Abraham hereby agrees, to restrict Abraham from disseminating or using any like information that is unpublished or not readily available to the general public.

Definition of Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with PCTL.

9.2 **Notice of Compelled Disclosure.** If, at any time, Abraham becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Abraham shall provide PCTL with prompt, prior written notice of such requirement so that PCTLmay seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that PCTL waives compliance with the provisions hereof, Abraham agrees to furnish only that portion of the Confidential Information which Abraham is advised by written opinion of counsel is legally required and exercise Abraham's bestefforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Abraham shall not oppose action by PCTL to obtain an appropriate protective order or other reliable

assurance that confidential treatment will be accorded the Confidential Information.

9.3 **Assurance of Compliance.** Abraham agrees to represent to PCTL, in writing, at any time that PCTL so request, that Abraham has complied with the provisions of this section, or any other section of this Agreement.

10. **INDEMNIFICATION OF ABRAHAM:** PCTL shall, to the maximum extent permitted by law, indemnify and hold Abraham harmless against expenses, including reasonable attorney's fees, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Abraham's employment by PCTL. Further, PCTL shall advance to Abraham any expense incurred in defending such proceeding to the maximum extent permitted by law.

11. **RETURN OF PCTL PROPERTY:** Abraham agrees that upon any termination of his employment, Abraham shall return to PCTL within a reasonable time not to exceed forty-eight (48) hours, any of PCTL's property in his possession or under his control, including but not limited to, all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with PCTL or its Affiliates and their activities, business and customers, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of PCTL with whom Abraham has had contact or done business.

12. **RELATIONSHIP OF PARTIES:** The parties intend that this Agreement create an Employee-Employer relationship between the parties.

13. **NOTICES:** All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to PCTL: PCT LTD
4235 Commerce Street
Little River, South Carolina 29566
Attn: Chairman of the Board of Directors

with copy to: DeMint Law, PLLC
3753 Howard Hughes Parkway
Second Floor Suite 314
Las Vegas, Nevada 89169
Attn: Anthony N. DeMint, Esquire

As to Abraham: Arthur Abraham
809 Wild Leaf Loop
Conway, South Carolina 29256

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 13.

14. MISCELLANEOUS:

14.1 **Entire Agreement.** This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

14.2 **Assignment.** Neither party, without the written consent of the other party, can assign this Agreement.

14.3 **Binding.** This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

14.4 **No Waiver.** The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition. Any waiver must be in writing and signed by the party granting the waiver.

14.5 **Severability.** If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

14.6 **Interpretation.** This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

14.7 **Governing Law.** This Agreement shall be governed by and construed under the laws of the State of Nevada, without reference to the choice of law principles thereof.

14.8 **Arbitration.**

14.8.1 Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Abraham's employment with PCTL, including, without limitation (except as expressly excluded below in Section 14.8.2) any claims or disputes by Abraham against PCTL, or by PCTL against Abraham, concerning, arising out of or

relating to the separation of that employment; any other adverse personnel action by PCTL; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any PCTL disciplinary action; any PCTL decision regarding a PCTL policy or practice, including butnot limited to Abraham's compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, "Covered Claims") shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Atlanta, Georgia before Judicial Arbitration Mediation Services ("JAMS") in accordance with JAMS' then-current policies and procedures for arbitration of employment disputes.

14.8.2 The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Abraham for workers' compensation benefits or for benefits under a PCTL plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

14.8.3 This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Abraham's remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Abraham's remedy under Section 6.4 in the event of any termination with Cause, and does not require PCTL to provide Abraham with any type of progressive discipline.

14.9 **Taxes.** PCTL is authorized to withhold from any payment or benefit provided hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of PCTL to satisfy all obligations for the payment of such withholding taxes. In the event PCTL does not make such deductions or withholdings, Abraham shall indemnifyPCTL for any amounts paid with respect to any such taxes, together with any interest, penalties and related expenses thereto. Abraham acknowledges that no oral or written representation of fact or opinion has been made to him by PCTL or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement. Abraham acknowledges and agrees that to the extent any liability or responsibility exists for Abraham's federal, state and local income or other taxes, such liability or responsibility rests solely with him. Abraham further agrees to indemnify and hold harmless PCTL in connection with any liability incurred by PCTL in connection with any tax or taxes for which Abrahamis responsible.

14.10 **<u>Section 409A of the Internal Revenue Code.</u>** To the extent applicable, this Agreement shall be interpreted, construed and operated in accordance with the Section 409A of the Internal Revenue Code, and the Treasury regulations and other guidance issued thereunder. Any reference to termination of employment, severance from employment or similar terms shall mean and be interpreted as a "separation from service" as defined (as defined in Treasury Regulation §1.409A-l(h)). If on the date of Abraham's separation from service with PCTL Abraham is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the "deferral of compensation" within the meaning of Treasury Regulation §1.409A-l(b) and after application of the exemptions provided in Treasury Regulation §§l.409A-l(b)(4) and l.409A-l(b)(9)(iii) shall be made to Abraham at any time during the six (6) month period following Abraham's separation from service, and any such amounts shall instead be paid in a lump sum on the first payroll payment date following expiration of such six (6) month period. Any obligation of PCTL to reimburse Abraham for expenses incurred during any taxable year of Abraham shall not affect the expenses eligible for reimbursements in any other taxable year. Further, such reimbursement of expenses shall be made on or before the last day of Abraham's taxable year following the taxable year in which the expense was incurred.

14.11 **<u>Titles.</u>** Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

14.12 **<u>Counterparts.</u>** This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

PCTL:

PCT LTD

By: ______________________
Gary Grieco, CEO

Abraham:

By: ______________________
Arthur Abraham, CFO

ADDENDUM A

CHIEF EXECUTIVE AND CHIEF FINANCIAL OFFICER INCENTIVE COMPENSATION PLAN

This Chief Financial Officer Incentive Compensation Plan (this "Plan") is entered into this 1st day of September, 2021, by and between **PCT LTD,** a Nevada corporation ("PCTL"), and **Arthur Abraham** ("Abraham"), as follows:

WHEREAS, it is in the best interest of PCTL and Abraham to enter into a continuing arrangement to cover annual incentive and long-term bonuses, and

WHEREAS, both parties to this Plan desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the parties hereby agree as follows:

1. **Addendum.** This Plan is in an addendum to that certain Employment Agreement effective of even date herewith.

2. **Annual Incentive Plan; Cash Bonus Opportunity.** Abraham shall be entitled to participate in an annual incentive bonus plan with a maximum potential amount as follows:

Stock Price Bonus: If during the Term of Abraham's employment, the 30-day average closing bid price ("PPS") of PCTL's common stock is equal to or greater than:

- $0.10, then a cash bonus of $5,000 will be paid on the next pay date after the PPS was realized.
- $0.25, then a cash bonus to $10,000 will be paid on the next pay date after the PPS was realized.
- $0.50, then a cash bonus of$25,000 will be paid on the next pay date after the PPS was realized.
- $1.00, then a cash bonus of $50,000 will be paid on the next pay date after the PPS was realized.

Gross Revenue Bonus: If during the Term of Abraham's employment, PCTL's gross revenue from operations is equal to or greater than:

- $20 million for a calendar year, then a cash bonus of $20,000 will be paid on the first pay date following completion of the annual audited financial statements for such calendar year and the filing of PCTL's annual report (Form 10-K) for such year.

- $50 million for a calendar year, then a cash bonus of$35,000 will be paid on the first pay date following completion of the annual audited financial statements for such calendar year and the filing of PCTL's annual report (Form 10-K) for such year.

- $100 million for a calendar year, then a cash bonus of $50,000 will be paid on the first pay date following completion of the annual audited financial statements for such calendar year and the filing of PCTL's annual report (Form 10-K) for such year.

Notwithstanding the foregoing, Abraham's entitlement to annual incentive bonus shall be subject to the following conditions:

- Net Cash Flow from operations must be sufficient to pay the full incentive amount owed under the Plan (not just the current year's portion);

- If Abraham terminates employment prior to the full payment date of any annual incentive bonus, then any unpaid bonus compensation shall be forfeited except as provided under Abraham's Employment Agreement in the event of death, disability, voluntary termination for good reason, or involuntary termination without cause.

3. **Stock Option Grants.** Abraham shall be eligible to receive up to six million (6,000,000) options to purchase PCTL's common stock, in accordance with the following:

Fiscal Year	Vesting Date	#of Options	Strike Price of Options	Option Expiration Date*
2021	09/01/2021	2,000,000	$0.015	08/31/2026
2022	09/01/2022	1,000,000	$0.03	08/31/2027
2023	09/01/2023	1,000,000	$0.05	08/31/2028
2024	09/01/2024	1,000,000	$0.075	08/31/2029
2025	09/01/2025	1,000,000	$0.10	08/31/2030

*The options shall vest as set forth above and be exercisable from the vesting date through the option expiration date. Abraham must be employed at vesting date and options will be exercisable on a cashless basis as set forth in the attached stock option agreement.

In the event of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other changes in the corporate structure or shares of PCTL, appropriate adjustments shall be made by the Board in its discretion.

4. **Nontransferability of Rights.** Prior to such time that any payment under the Plan is made to Abraham, any rights under the Plan shall be transferred and assigned.

5. **Board Authority.** Any questions concerning the interpretation of this Plan and any controversy which arises under this Plan shall be settled by the PCTL Board of Directors in its sole discretion.

6. **Binding Effect.** This Plan shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

7. **Governing Law.** This Award Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, PCTL has caused this Plan to be executed and Abraham has hereunto set his hand effective the day and year first above written.

PCTL:

PCT LTD

By: ______________________
Gary Grieco, CEO

Abraham:

By: ______________________
Arthur Abraham, CFO

ADDENDUM B

Job Title: Chief Financial Officer
Department: Executive
Reports To: Board of Directors

SUMMARY - CFO

The Chief Financial Officer (CFO) is responsible for planning, organizing, staffing, and managing all PCTL's financial and accounting functions. In addition, the CFO is responsibleto oversee the outsourced Human Resources functions. The CFO manages PCTL's relationships with lending institutions, stockholders, and essential members of the financial community and is accountable to the Board for the results of such functions and the performance of all assigned employees reporting directly to the CFO.

The CFO is responsible to report and communicate financial and accounting information as required by management, its Board of Directors, or by law.

The CFO aids the CEO in formulating and administering the policies and procedures fundamental to PCTL, and performs the following duties personally or through subordinate managers / employees:

DUTIES AND SERVICE

- Oversees all company accounting practices, including accounting departments, preparing budgets and financial reports, both internal and external.
    - analyze, critique, and review all monthly, quarterly and annual financial statements ofconsolidated and subsidiary companies
    - ensure compliance with Generally Accepted Accounting Principles (GAAP)
    - maintain Sarbanes-Oxley (SOX) compliance
    - manage and execute staffing decisions of accounting department personnel
    - draft management discussion and analysis for Forms 10-Q and 10-K, and other SEC filings, as reasonably required
    - prepare a monthly CFO letter to management and the Board of Directors
- Coordinates the tax preparation and audit functions with appointed firm(s). Maintains primary contact with the external auditor and the Board of Directors.
- Ensures compliance with state and federal agencies with respect to financial and accounting matters.
- Attends Director and Stockholder meetings.

- Directs financial strategy, planning and forecasts, including expense control, revenue cycle management, and cash management.
    - o spearhead the annual and longer-term budgets consistent with the adopted 3 to 5 year business and strategic plans

- Participates in investment and raising of funds for business.
    - o participates in road shows and investor presentations
    - o maintains primary contact with banking and lending institutions

- Studies, analyzes and reports on trends, opportunities for expansion and projection of future company growth.
    - o assist in negotiations of merger and acquisition transactions
    - o evaluate financial statements of potential merger and acquisition candidates

- Assists in the negotiations of all material contracts.

- Perform other duties and responsibilities deemed necessary by the Board of Directors.